Exhibit 10.5

DEVELOPMENT AGREEMENT

by and between

IRONWOOD PHARMACEUTICALS, INC.

and

CYCLERION THERAPEUTICS, INC.

Dated as of April 1, 2019

DEVELOPMENT AGREEMENT

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Section 10.9.	Titles and Headings	20
Section 10.10.	Appendices	20
Section 10.11.	Governing Law	20
Section 10.12.	Severability	21
Section 10.13.	Interpretation	21
Section 10.14.	No Duplication; No Double Recovery	21
Section 10.15.	Independent Contractor Status	21

Appendix A	Service Schedule
Appendix B	Ironwood’s Security Procedures
Appendix C	Quarterly Statement
Appendix D	Ironwood’s Travel and Expense Policy
Appendix E	Initial Budget

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DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (this “Agreement”), dated as of April 1, 2019 (the “Effective Date”), is entered into by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”), a Delaware corporation, and Cyclerion Therapeutics, Inc. (“Cyclerion”), a Massachusetts corporation.  “Party” or “Parties” means Ironwood or Cyclerion, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, Ironwood controls certain patents related to human pharmaceutical products (“Products”), including the compound IW-3718, linaclotide, and related intellectual property;

WHEREAS, Cyclerion engages in research and development of soluble guanylate cyclase stimulator products in any field; and

WHEREAS, Ironwood wishes to commission Cyclerion to perform, and Cyclerion wishes to provide, its unique research and development capabilities to develop Products of Ironwood, including a delayed-release formulation linaclotide product.

NOW, THEREFORE In consideration of the agreements and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ironwood and Cyclerion agree as set forth herein:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.                                 General.  Unless otherwise specifically provided herein, the following capitalized terms will have the following meanings.  Any capitalized term used herein but not defined in this Section 1.1 will have the meaning ascribed to it in this Agreement.

(1)                                      “Affiliate” means, with respect to each Party, any corporation, company, partnership, joint venture or firm which controls, is controlled by or is under common control with that Party.  As used in this Section 1.1(1) “control” means (i) in the case of corporate entities, direct or indirect ownership of shares of capital stock having at least fifty percent (50%) of the votes available in any election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct, or cause the direction of, the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

(2)                                      “Deliverables” means those deliverables of the Services set forth in Appendix A hereto.

(3)                                      “Executive Officers” means Thomas McCourt, President of Ironwood (or a designee of such officer) and Mark Currie, President of Research & Development of Cyclerion (or a designee of such officer).

(4)                                      “FTE Rate” means the amount to be paid per full-time equivalent of Cyclerion under this Agreement on an annual basis. The FTE Rate as of the Effective Date will be three hundred and fifteen thousand dollars ($315,000), as such rate may be amended from time to time by the mutual written consent of the Parties or in accordance with this Agreement.  The FTE Rate for a full-time equivalent for a calendar month shall equal one-twelfth (1/12th) of the foregoing annual rate and the FTE Rate for a full-time equivalent for a calendar quarter shall equal one-fourth (1/4th) of the foregoing annual rate.

(5)                                 “Internal Costs” shall mean, for any Services conducted during a given period of time during the Term, (a) the FTE Rate plus fifteen percent (15%) of such FTE Rate multiplied by the number of full-time equivalents of Cyclerion performing such Services in accordance with this Agreement during such period of time plus (b) any other costs directly related to the provision of such Services during such period of time under this Agreement, as agreed upon between the Parties in writing.

(6)                                 “Inventions” means inventions, discoveries, improvements, ideas, designs, processes, techniques, formulations, strategies, products, substances, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research and other creations (whether or not patentable or subject to copyright or trade secret protection).

(7)                                 “Ironwood Invention” means any Invention (i) arising or derived from or made through the use of Ironwood’s Confidential Information or (ii) arising or derived from or made in the performance of the Services or the creation of the Deliverables that specifically relates to one or more Products (including the formulation or manufacture thereof) (i.e. not an Invention that is generally applicable to pharmaceutical products).

(8)                                 “Representatives” means, with respect to each Party to this Agreement, its directors, officers, employees, agents, contractors and consultants.

(9)                                 “Services” means all of the services to be provided by or on behalf of Cyclerion under this Agreement and described in the Service Schedule hereto, as such Service Schedule may be updated and supplemented from time to time in accordance with the provisions of this Agreement.  “Service” means each such service.

(10)                          “Third Party” means any person or entity other than Ironwood, Cyclerion or their Affiliates.

Section 1.2.                                 Interpretation.  Except where the context otherwise requires, the singular will include the plural, the plural will include the singular, the use of any gender will be applicable to all genders, and the word “or” means “and/or.” References to a number of days, unless otherwise specified, means calendar days.  The captions of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of any provision contained in this Agreement.  The terms “including,” “include,” or “includes” are not intended to limit generality of any description preceding such term.  The language of this Agreement will be deemed to be the language mutually chosen by the Parties, and no rule of strict construction will be applied against either Party.  Unless otherwise expressly specified, references to Ironwood include Ironwood’s Affiliates, and references to Cyclerion include Cyclerion’s Affiliates.

ARTICLE II

SERVICES AND GOVERNANCE

Section 2.1.                                 Service Schedule.  All Services or Deliverables to be provided by Cyclerion under this Agreement are set forth in Appendix A (as may be amended from time to time in accordance with this Agreement, the “Service Schedule”).  At all times, the Service Schedule shall be in writing and, at a minimum, identify and adequately describe the Services, the Deliverables and a delivery or completion date.  The Service Schedule may only be amended by the JSC (as defined in Section 2.2).  In the event either Party would like to amend the Services to be provided under this Agreement, it may submit a proposed amendment of the Service Schedule to the JSC and such amendment shall only be made to the Service Schedule under this Agreement upon approval of such amendment by the JSC and amendment of the Budget (as defined in Section 4.1) by the JSC as necessary to contemplate such additional Services.  Notwithstanding anything to the contrary in the Service Schedule, this Agreement shall govern all Services and to the extent there is any conflict, discrepancy or inconsistency between the Service Schedule and the terms of this Agreement, the terms of this Agreement shall control, unless the Service Schedule specifically references the conflict, discrepancy or inconsistency and provides that it shall govern.

Section 2.2.                                 Joint Steering Committee.

(a)                                 Within thirty (30) days after the Effective Date, the Parties shall establish, and have the first meeting of, a joint steering committee (the “Joint Steering Committee” or “JSC”).  Unless otherwise agreed by the Parties, the Joint Steering Committee shall be comprised of three (3) representatives from each Party with one (1) representative with relevant decision-making authority from each Party such that the JSC is able to effectuate all of its decisions within the scope of its responsibilities as set forth in this Agreement.  Either Party may replace or substitute its respective representatives to the JSC at any time with prior notice to the other Party, provided that such replacement or substitute is of comparable authority within that Party.  Upon mutual agreement of the Parties, additional representatives or consultants may be invited to attend a JSC meeting, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Article VI.  Each Party shall bear its own expenses relating to attendance at such meetings by its representatives and its invited representatives or consultants (if any).  The JSC may create such subcommittees or project teams as it deems necessary to carry out its responsibilities.

(b)                                 The JSC shall be responsible for the oversight of the provision of the Services during the Term and performing those duties and making those decisions expressly reserved for the JSC under this Agreement, including the approval of the Service Schedule and Budget (and amendments to each).  The JSC shall not have responsibility or any decision-

making authority over the day-to-day provision of Services under this Agreement.  Neither the JSC nor any subcommittee or project team shall have the power to amend, modify or waive compliance under this Agreement.  Notwithstanding anything to the contrary in this Agreement, no decision by either Party, or the JSC, shall be effective if such decision requires the other Party to breach any obligation under this Agreement or applicable law and all determinations made by the JSC shall be subject to and shall comply with the terms of this Agreement.

(c)                                  The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, at least once per calendar quarter (and more frequently as the JSC determines is necessary to fulfill its responsibilities), with the location for such meetings alternating between each Party’s facilities (or such other locations as are determined by the JSC).  Alternatively, if the Parties agree, the JSC may meet by means of teleconference, videoconference or other similar communications equipment.  A quorum of at least one JSC member appointed by each Party shall be present at or shall otherwise participate in each Joint Steering Committee meeting.

(d)                                 The JSC shall act by unanimous agreement of its members, with each Party having one vote.  If the JSC, after fifteen (15) calendar days (or such other period as the Parties may otherwise mutually agree) fails to reach such a unanimous decision, then the Executive Officers shall meet promptly thereafter and shall negotiate in good faith to resolve the issue as soon as is practicable.  Agreement by Executive Officers under this Section 2.2(d) shall be deemed agreement and approval by the JSC for purposes of this Agreement.

Section 2.3.                                 Provision of Services.  Cyclerion shall perform the Services in a professional, diligent and timely manner consistent with the industry standards prevailing for comparable services and in accordance with this Agreement, including the Service Schedule.    To the extent a more specific standard of care is specified in the Service Schedule with respect to any Service, Cyclerion shall comply with such more specific standard.  Notwithstanding any provision of this Agreement to the contrary, Cyclerion shall not be required to (a) perform any Service in any manner that violates or contravenes any restrictions imposed on Cyclerion by applicable law, (b) perform any Service in any manner that breaches or contravenes any contractual obligations owed by Cyclerion to any Third Party(ies) or (c) perform any Service to the extent that the conduct of such would, in the good faith belief of Cyclerion, infringe, violate or misappropriate intellectual property rights of any Third Party.

Section 2.4.                                 Inspections.  Ironwood may, upon reasonable prior notice to Cyclerion (such notice to be no less than ten (10) days prior to the relevant inspection) and during normal business hours, inspect the facilities used to render any Services, including books and records pertaining to the Services, to review the performance of Services and confirm that Services are being performed in accordance with the terms of this Agreement (including the Service Schedule) and applicable laws. To the extent Ironwood performs any such inspection, Ironwood shall comply with Cyclerion’s reasonable security procedures.

Section 2.5.                                 Location; On-Site Security Procedures.  Cyclerion shall perform the Services for Ironwood at the premises of Cyclerion except for those Services, if any, that to be performed at a different location that is identified in the Service Schedule.  Each Party agrees that all of its and its Affiliates’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of the other Party or any of its Affiliates, or when given access to any facilities, information, systems, infrastructure or personnel of the other Party or any of its Affiliates, conform to the policies and procedures of such other Party and any of its Affiliates, as applicable, concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time.  To the extent Cyclerion performs any of the Services on Ironwood premises, Cyclerion shall comply with Ironwood’s Security Procedures, as set forth and defined in Appendix B hereto.

Section 2.6.                                 Data Submission and Verification.  Cyclerion will provide to Ironwood (a) a copy of all raw data generated in the conduct of the Services in a format mutually agreed upon by Ironwood and Cyclerion and (b) any databases and technical reports described in the Service Schedule.  Cyclerion shall verify the accuracy of the data contained in all databases or reports provided by it against the raw data and will attach a signed statement attesting to such verification to each database or report provided to Ironwood.  As per Ironwood’s requirements as provided to Cyclerion in advance, Cyclerion will ensure that the database format is compatible with relevant existing databases of Ironwood.

Section 2.7.                                 Standard Operating Procedures.  Upon Ironwood’s request, Cyclerion will provide Ironwood with its standard operating procedures and policies relevant to the performance of Services.

Section 2.8.                                 Regulatory Inspections.  If any governmental or regulatory authority of appropriate jurisdiction conducts, or gives notice of intent to conduct, an inspection of the books and records of Cyclerion relevant to the Services or any facility of Cyclerion where Services are performed, Cyclerion shall as soon as practicable, and in no event less than one (1) business day, provide Ironwood with written notice thereof.  To the extent the inspection relates to or impacts Services performed for Ironwood, Cyclerion shall furnish Ironwood with all material information, including copies of all communications pertinent to such inspection and, further, Ironwood shall have the right, if permitted under applicable law and by the relevant authority, to be present at any such inspection and to review and comment on any communication with such governmental or regulatory authority in each case only in respect of that portion of such inspection or communication as pertains to the Services.  Cyclerion shall cause its Permitted Subcontractors (as defined in Section 2.9 below), Affiliates and Representatives involved in the performance of the Services that are the subject of such governmental inspection or who are performing the Services at the facility that is the subject of such government inspection to cooperate with such inspection.  Cyclerion and its Affiliates shall promptly take all steps necessary to correct any deficiencies related to the Services noted by such inspecting authority during the inspection.  Unless prohibited by applicable law or the relevant authority, Cyclerion shall not send or submit, and shall cause its Affiliates, Representatives and any Permitted Subcontractors to not send or submit, any communication to a regulatory authority that is in response to a notice to inspect or other regulatory action or proposed regulatory action, or any other non-routine regulatory matter, that references Ironwood or any of its respective Affiliates or any Services, without first allowing Ironwood to review and comment upon such communication.

Section 2.9.                                 Subcontracting.  Cyclerion may not, in whole or in part, subcontract or delegate the performance of any Services without Ironwood’s consent except to a Party designated as a Permitted Subcontractor in the Service Schedule; provided that in the event Cyclerion provides Ironwood with evidence that certain subcontracting or delegation is necessary or beneficial to Cyclerion’s performance under this Agreement, Ironwood shall not unreasonably withhold, delay or condition its consent to such subcontracting or delegation.  “Permitted Subcontractor” means a Third Party to whom the performance of such Service has been subcontracted or delegated with Ironwood’s prior written consent.  Cyclerion shall remain liable for and indemnify Ironwood against any and all liabilities arising in connection with, the performance of any Services subcontracted or delegated to any Affiliate or Third Party.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS BY CYCLERION

Section 3.1.                                 Due Authorization.  Cyclerion has the full power and authority to enter into and perform this Agreement and this Agreement is a valid and binding obligation of Cyclerion, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

Section 3.2.                                 No Impairment.  Cyclerion shall not enter into any agreement that would materially impair its ability to perform its obligations hereunder.

Section 3.3.                                 No Conflict.  Cyclerion shall not enter into any agreement, either written or oral, that would conflict with Cyclerion’s obligations under this Agreement.

Section 3.4.                                 Compliance.  In performing the Services and creating and delivering the Deliverables, Cyclerion shall comply with all applicable federal, state and local laws, regulations, professional standards, and industry codes, ordinances and orders, as amended from time to time, including (i) the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act, (ii) the federal anti-kickback statute (42 U.S.C. §1320a-7b(b)), and state anti-kickback and other laws restricting gifts to, relationships with and information from prescribers, (iii) the federal Food and Drug Administration laws, regulations and guidance, including the federal Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, (iv) those governing the purchase and sale of securities while in possession of material, non-public information about a company, (v) state and federal privacy and data security laws, including the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and Chapter 93H of The Massachusetts General Laws and its implementing regulations, 201 CMR 17.00, and (vi) Good Laboratory Practices (“GLP”) and Good Clinical Practices (“GCP”).  During the Term, upon Ironwood’s reasonable request, Cyclerion will provide Ironwood with a copy of its policies and procedures concerning compliance with the foregoing, as applicable, and a written certification (not more frequently than annually) that its performance of the Services complies with this Section 3.4.  During the Term, Cyclerion shall promptly notify Ironwood in writing of any known or expected violations of this Section 3.4.  In addition, Cyclerion will comply with all reasonable and applicable Ironwood policies and procedures as provided in writing to Cyclerion to the extent such policies and procedures comply with applicable law and are reasonably consistent with general industry standards.

Section 3.5.                                 No Infringement.  To the best of Cyclerion’s knowledge, the provision of Services under this Agreement will not infringe or violate any patent, copyright, trade secret or other proprietary or intellectual property right of any Third Party.  In addition, Cyclerion represents and warrants that all Deliverables shall be delivered free of any claim of infringement of any patent, trade secret, copyright, trademark or any other proprietary or intellectual right of any person.  Within 180 days of providing a Deliverable, if any Deliverable is determined to be infringing, or in Ironwood’s reasonable opinion is likely to be the subject of a claim of infringement, without limiting any other right or remedy of Ironwood under this Agreement or applicable law, Cyclerion shall at its expense and option either (i) procure the right for Ironwood to continue using it, (ii) replace it with a non-infringing equivalent, (iii) modify it to make it non-infringing, or (iv) direct the return of the Deliverable and refund to Ironwood the fees paid for such Deliverable less a reasonable amount for Ironwood’s use of the Deliverable up to the time of return.

Section 3.6.                                 Absence of Debarment.  Cyclerion represents and warrants that it, its Affiliates, Representatives, any Permitted Subcontractors and any other person used by Cyclerion to perform the Services (a) has not been debarred, convicted, and is not subject to any pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) has not been listed by any government or regulatory agencies as (i) ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or excluded, debarred, suspended or otherwise made ineligible to participate in any such programs, or (ii) disqualified or restricted, from receiving investigational products pursuant to the government or regulatory agency’s regulations, or (c) has not been convicted of a criminal offense related to the provision of healthcare items or services, and is not the subject of any such pending action, suit, claim, investigation or proceeding.  Cyclerion will promptly inform Ironwood in writing if Cyclerion or any person who is performing Services has been or becomes subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending or threatened.

ARTICLE IV

COMPENSATION

Section 4.1.                                 Budget.

(a)                                 An initial budget setting forth, on a Service-by-Service basis, (i) the Internal Costs to be expended in the performance of the Services through the end of the first full calendar quarter following the Effective Date and (ii) an allowance for reasonable and documented out-of-pocket business expenses to be incurred by Cyclerion (the “OOP Service Expenses”) in the performance of the Services through the end of the first full calendar quarter following the Effective Date is attached as Appendix E (such budget, as amended and updated from time to time in accordance with this Agreement, the “Budget”).  Sixty (60) days prior to the end of each full calendar quarter during the Term, the JSC shall meet to update the Budget for the following calendar quarter, such update to be in the form of an amendment to the Budget approved by the JSC and to reflect the Internal Costs and the OOP Service Expenses to be expended in the performance of Services in such following calendar quarter.

(b)                                 In the event that the JSC cannot agree on an updated Budget for an upcoming calendar quarter (including via the escalation procedure described in Section 2.2(d)) in forty (40) calendar days (i.e. twenty (20) calendar days prior to the end of the calendar quarter), the matter shall be resolved by an expert with at least ten (10) years’ experience in services similar to the Services under this Agreement (an “Expert”), such Expert to be mutually agreed upon by the Parties in accordance with this Section 4.1; provided that if the Parties cannot decide on such an Expert in five (5) calendar days, each Party shall pick one (1) Expert and such Experts shall select a third Expert to form a three-member Expert panel.  In all cases, no later than ten (10) days prior to the end of any full calendar quarter, if a Budget for the next calendar quarter has not been decided upon by the JSC, the relevant Expert or Experts shall be chosen for resolution of the dispute and each Party shall have submitted to such Expert and Experts the Budget it believes, in good faith, to be an accurate representation of the Internal Costs and the OOP Service Expenses to be reasonably incurred in the performance of Services in the following calendar quarter, along with any supporting documentation it believes would be helpful for the determination of the Expert or Experts.  The Parties shall request that the Expert or Experts select, out of the two (2) proposed Budgets submitted by the Parties, the Budget that most closely reflects what the Expert or Experts believe, in good faith, to be an accurate representation of the Budget for the following calendar quarter (based on the description of the Budget in this Agreement), such determination to be made prior to the beginning of the following calendar quarter.  Upon such determination by the Expert or Experts, such determination shall be deemed binding, final and non-appealable and the selected Budget shall be the “Budget” for the following calendar quarter under this Agreement.

Section 4.2.                                 FTE Rate Adjustment.  Following the end of the first partial calendar year of the Term, the FTE Rate used to calculate Internal Costs for each subsequent calendar year during the Term shall be adjusted annually during the first calendar quarter of such subsequent calendar year based on the change in the rate of the Employment Cost Index for total compensation for the “management, professional and related” occupational group, as published by the United States Department of Labor, Bureau of Labor Statistics from the beginning to end of the previous calendar year (or any similar index agreed upon by the Parties if such index ceases to be compiled and published).

Section 4.3.                                 Invoice; Payment Terms.

(a)                                 Cyclerion will provide Ironwood with a preliminary quarterly statement six (6) business days after the close of each calendar quarter and a final quarterly statement ten (10) business days after the close of each calendar quarter, both in the form attached as Appendix C (each, a “Quarterly Statement”), which Quarterly Statement shall reflect, on a Service-by-Service basis, Cyclerion’s good faith estimate of the Internal Costs and OOP Services Expense payable for the Services for the preceding calendar quarter and incurred in accordance with this Agreement.

(b)                                 Not later than twenty-five (25) days after the last day of each calendar quarter (or, if the Term ends during a calendar quarter, the last day of the Term), Cyclerion shall invoice Ironwood for Internal Costs and OOP Service Expenses incurred during such calendar quarter in accordance with this Agreement (including the Budget) and as full consideration for the Services rendered under this Agreement, subject to the terms of this Agreement (including

Section 4.3(c)), Ironwood shall pay Cyclerion the Internal Costs and OOP Services Expense for such Services.  To be valid, invoices must be in writing, contain such detail as Ironwood may reasonably require, be submitted and payable in U.S. Dollars and be accompanied (or preceded) by Cyclerion’s completed and signed U.S. Internal Revenue Service Form W-9, Request for Tax Payer Identification Number and Certification, or other applicable tax withholding form.  Invoices and the completed Form W-9 must be emailed to ap@ironwoodpharma.com or sent to Accounts Payable, Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, MA 02142.  Ironwood will pay all undisputed amounts invoiced within thirty (30) days of its receipt of a valid invoice.

(c)                                  Notwithstanding anything in the Agreement to the contrary, in no event shall Ironwood be responsible for (i) any OOP Service Expenses (A) incurred by Cyclerion in a calendar quarter in excess of fifty thousand dollars ($50,000) over the amount of OOP Service Expenses in the Budget for such calendar quarter without the JSC’s prior written approval, (B) that are not in accordance with Ironwood’s Travel and Expense Policy, as attached as Appendix D, as may be updated from time to time and provided to Cyclerion or (C) that are not incurred in such calendar quarter, unless otherwise agreed to by the JSC or (ii) any Internal Costs incurred by Cyclerion in a calendar quarter in the performance of a Service in excess of one hundred and ten percent (110%) of the approved amount for Internal Costs for such Service in the Budget for such calendar quarter, unless otherwise agreed to by the JSC.

Section 4.4.                                 Taxes.  Ironwood shall make all payments to Cyclerion without deduction or withholding for taxes including income tax withholding, Value Added Tax (“VAT”), duties, sales tax or a similar tax except to the extent any such deduction or withholding is required by the tax laws of any federal, state, provincial or foreign government.  In the event a deduction or withholding for taxes is applicable, Ironwood shall submit such deduction or withholding for taxes to the appropriate governmental authority and shall provide a tax certificate to Cyclerion.  In the event VAT or sales tax applies to the Services, Cyclerion shall invoice such tax to Ironwood, as a reimbursable expense, and Cyclerion shall remit such tax to the relevant government authority.  Cyclerion and Ironwood shall mutually cooperate to minimize any amount of tax assessed in respect of the performance of Services hereunder or as a deduction or withholding of taxes, including through the prompt completion and filing of any relevant tax forms with the relevant tax authorities.

Section 4.5.                                 Fair Market Value.  The Parties agree that the amount of compensation payable under this Agreement reflects (or will reflect) the fair market value of the Services and is consistent with arm’s length transactions for services of the kind as the Services.

Section 4.6.                                 No Right to Set-Off.  Each Party hereto acknowledges and agrees that it shall not be permitted to set-off any amount owed by such Party pursuant to this Agreement against any amount or obligation owed to such Party or an Affiliate hereunder or pursuant to any other agreement between, on the one hand, a Party or its Affiliate and on the other hand, the other Party or its Affiliate (such agreement, a “Party Agreement”).

Section 4.7.                                 Financial Records; Audits.  Cyclerion shall keep true, complete and accurate records, receipts and other supporting data as Ironwood may reasonably require to verify the amounts invoiced to, and paid by, Ironwood under this Agreement.  Cyclerion shall make such records available for audit by Ironwood or an independent accounting firm appointed by Ironwood for a period of three (3) years after the date on which the applicable Services have been completed.  Such audits will be made no more than once each calendar year during ordinary business hours and upon reasonable prior notice; provided, however, that an audit “For Cause” may be conducted more frequently.  For the purpose of this Section 4.7, an audit shall be deemed “For Cause” in the event that either (a) the last audit conducted by Ironwood or an independent accounting firm appointed by Ironwood has found material overpayments made by Ironwood or (b) Ironwood reasonably believes in good faith that Cyclerion is requesting reimbursement of amounts improperly under this Agreement.  To the extent that such audit reveals any overpayments or underpayments by Ironwood, Ironwood shall make up the amount of shortfall or, if applicable, Cyclerion shall refund the amount of overpayment made by Ironwood, within thirty (30) days from the receipt of the audit results.  Cyclerion shall provide reasonable assistance, including making available members of its staff, to facilitate such audits.

ARTICLE V

PROPRIETARY RIGHTS

Section 5.1.                                 Materials.  All documentation, information, data, and biological, chemical and other materials controlled by Ironwood and furnished to Cyclerion by or on behalf of Ironwood (the “Materials”) and all associated intellectual property rights will remain the exclusive property and Confidential Information of Ironwood.  Cyclerion shall use Materials provided by Ironwood only as necessary to perform the Services and shall treat the Materials in accordance with the requirements of this Section 5.1.  Cyclerion shall not use or evaluate such Materials or any portions thereof for any other purpose except as directed or permitted in writing by Ironwood.  Without Ironwood’s prior written consent, Cyclerion shall not analyze or reverse-engineer such Materials, or transfer or make the Materials available to Third Parties.

Section 5.2.                                 Inventions.

(a)                                 Cyclerion assigns and agrees to assign to Ironwood all rights in the United States and throughout the world to the Ironwood Inventions.  Ironwood shall exclusively own all Ironwood Inventions and all right, title and interest therein shall be exclusively vested in Ironwood.  Ironwood Inventions will constitute Confidential Information of Ironwood, and Cyclerion shall protect such Confidential Information in accordance with Article VI below.  For purposes of the copyright laws of the United States, Ironwood Inventions will constitute “works made for hire” as defined under the United States Copyright Act, 17 U.S.C. 101, except to the extent such Inventions cannot by law be “works made for hire,” in which case, Cyclerion irrevocably assigns all copyrights in the Ironwood Inventions, including the right to prepare derivative works, to Ironwood.  Cyclerion represents and warrants to Ironwood that all Cyclerion Representatives involved in providing Services or creating Deliverables have entered into, or will enter into prior to commencing the Services, a written agreement which assigns to Cyclerion all Inventions created by such Cyclerion Representatives during the course of his or her employment by, or other provision of services to, Cyclerion.

(b)                                 Ownership of Inventions that are not Ironwood Inventions shall follow inventorship.  Inventorship will be determined in accordance with United States patent laws

(regardless of where the applicable activities occurred).  Cyclerion hereby grants, a non-exclusive, worldwide, royalty-free, fully paid up, sublicensable license to Ironwood under Cyclerion’s right, title and interest in any Inventions not assigned to Ironwood pursuant to Section 5.2(a) and arising or derived from or made in the performance of the Services or the creation of the Deliverables to research, develop, make, have made, use, sell, offer for sale, have sold, import, perform and practice products in all fields, including any Products.  Cyclerion will provide to Ironwood a copy of tangible embodiments of Inventions promptly following any request by Ironwood and, in any event, within ten (10) days after the end of the Term.

Section 5.3.                                 Limited License.  Subject to the terms and conditions of this Agreement, Ironwood hereby grants to Cyclerion a non-exclusive, royalty-free and fully paid-up license (sublicensable only to Permitted Subcontractors) under Ironwood’s right, title and interest to (a) intellectual property rights Controlled by Ironwood as of the Effective Date and (b) Ironwood Inventions, in each case of clauses (a) and (b) that are necessary for Cyclerion to perform the Services in accordance with and under this Agreement, solely for use in the performance of Services under and pursuant to this Agreement.  For the purposes of this Section 5.3, “Control” means, with respect to any intellectual property right, the legal authority or right (without taking into account any rights granted by Cyclerion to Ironwood under this Agreement) of Ironwood to grant a license or sublicense of or under such intellectual property rights to Cyclerion under this Section 5.3, without first breaching the terms of any agreement with a Third Party in existence as of the time Ironwood would first be required hereunder to grant Cyclerion such license or sublicense.

Section 5.4.                                 Cooperation.  During and after the Term of this Agreement, Cyclerion shall, and shall cause its Affiliates, Representatives and any Permitted Subcontractors to, cooperate fully in obtaining patent and other proprietary protection for any patentable Ironwood Inventions, all in the name of Ironwood and at Ironwood’s cost and expense.  Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Ironwood may reasonably request to perfect and enforce Ironwood’s rights in the Ironwood Inventions.  Cyclerion irrevocably designates and appoints Ironwood its agent and attorney-in-fact to execute, file and deliver any such documents and do all other lawfully permitted acts on behalf of Cyclerion, its Affiliates and Representatives if Cyclerion, its Affiliates or Representatives fail to do so to Ironwood’s reasonable satisfaction.

Section 5.5.                                 Cyclerion Property.  Notwithstanding the foregoing, Cyclerion will retain full ownership rights in and to all inventions, processes, know-how, trade secrets, improvements and other materials developed or obtained or licensed from third parties by Cyclerion and its Affiliates (collectively, the “Cyclerion Property”) prior to or independent of the performance of its obligations under this Agreement and without access to, or use of, Ironwood’s Confidential Information, regardless of whether such Cyclerion Property is used in connection with Cyclerion’s performance of the Services or creation of the Deliverables.  Cyclerion hereby grants to Ironwood a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable worldwide license, with the right to grant sublicenses, to use Cyclerion Property solely to the extent required for Ironwood’s use of the Deliverables, including the use of Deliverables in a product.

Section 5.6.                                 Work at Third Party Facilities.  Except as permitted under the applicable Service Schedule, Cyclerion shall not transfer Materials to any Third Party or use any Third Party facilities or intellectual property in performing the Services without Ironwood’s prior written consent.

Section 5.7.                                 Records.  Cyclerion shall maintain all materials and all other data and documentation obtained or generated by Cyclerion in the course of preparing for and providing Services hereunder, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction.  These Records will be “Works Made for Hire” and will remain the exclusive property of Ironwood.  Records will be retained by Cyclerion for a period of seven (7) years, or longer if required under applicable law or regulation, unless Ironwood requests that such Records be delivered to Ironwood or to its designee in such form as is then currently in the possession of Cyclerion, in which case Cyclerion shall so deliver such Records to the extent they are not otherwise required to be stored or maintained by Cyclerion as a matter of law or regulation.  In no event will Cyclerion dispose of any such Records without first giving Ironwood sixty (60) days’ prior written notice of its intent to do so.  Cyclerion may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Cyclerion’s obligation of confidentiality.

ARTICLE VI

CONFIDENTIALITY

Section 6.1.                                 Definition.  “Confidential Information” with respect to Ironwood means any and all non-public scientific, medical, regulatory, technical, financial, strategic, commercial or business information or data in written, oral, visual, electronic or other form owned, possessed or used by Ironwood, and learned of by Cyclerion or developed by Cyclerion in connection with the Services, whether or not labeled “Confidential”, including but not limited to (a) Deliverables, Materials, scientific data and sequence information, (b) development and marketing plans, regulatory and business strategies, financial information, forecasts, personnel information and customer lists of Ironwood, and (c) all information of Third Parties that Ironwood has an obligation to keep confidential.  “Confidential Information” with respect to Cyclerion means any and all non-public, scientific, medical, regulatory, technical, financial, strategic, commercial or business information, or data in written, oral, visual, electronic or other form owned, possessed or used by Cyclerion and learned of by Ironwood in connection with the Services, whether or not labeled as “Confidential,” including development and marketing plans and business strategies and Third Party information, provided, however that the Deliverables shall not qualify as Confidential Information of Cyclerion.

Section 6.2.                                 Obligations.  The Party receiving information (the “Recipient”) will use any Confidential Information of the other Party (the “Disclosing Party”) solely to perform the Services or exercise its rights or perform its obligations under this Agreement and will treat the Disclosing Party’s Confidential Information with the same degree of care it uses to protect its own confidential information, but in no event with less than a reasonable degree of care.  The Recipient will not directly or indirectly publish, disseminate or otherwise disclose, use for its own benefit or for the benefit of a third party, deliver or make available to any third party, any of the Disclosing Party’s Confidential Information, without the prior written consent of the Disclosing Party, other than to the Disclosing Party’s Affiliates, Representatives and any Permitted Subcontractors who have a need to know such Confidential Information in the course of the performance of their duties under this Agreement and who are bound to protect the confidentiality of the Confidential Information consistent with the terms of this Agreement.  The Recipient shall enforce the confidentiality obligations of its Affiliates, Representatives and any Permitted Subcontractors and shall be responsible for any breach of such obligations by such persons.  The Recipient shall notify the Disclosing Party of any breach by Recipient or Recipient’s Affiliates, Representatives and any Permitted Subcontractors of the obligations under this Section 6.2 as soon as practicable upon becoming aware of such breach.  The provisions of this Article VI shall remain in effect for a period of seven (7) years after the expiration or termination of this Agreement.

Section 6.3.                                 Exceptions.  Confidential Information shall not include any information that the Recipient can demonstrate by competent written record:

(a)                                 is or later becomes generally available to the public by use, publication or the like, through no wrongful act or omission or negligence on the part of the Recipient, its Affiliates or its Representatives;

(b)                                 is disclosed without restriction to the Recipient by a third party who is in legal possession of such information and whose disclosure to the Recipient does not violate any contractual, legal or fiduciary obligation to the Disclosing Party or any third party;

(c)                                  is lawfully in the Recipient’s possession (by means other than prior disclosure from the Disclosing Party) without any obligation to maintain confidentiality at the time of its receipt hereunder; or

(d)                                 is independently developed by the Recipient without aid, use or benefit of Confidential Information.

In the event that the Recipient is required by law or court order to disclose any Confidential Information, the Recipient will give the Disclosing Party prompt notice thereof so that the Disclosing Party may seek an appropriate protective order to obtain confidential treatment for such disclosed information.  In addition, the Recipient will (i) take all reasonable actions to obtain confidential treatment for any disclosed Confidential Information; (ii) reasonably cooperate with the Disclosing Party in its efforts to seek such a protective order; and (iii) limit such disclosure of the Disclosing Party’s Confidential Information to the fullest extent permitted under applicable law.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1.                                 Negotiation.  A Party seeking resolution of a controversy, dispute or action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby or thereby, including any action based on contract, tort, statute or constitution (excluding any matters that are subject to resolution as provided in Section 4.1(b), the disputes referenced above in this Section 7.1 are, collectively, “Disputes”) shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”).  The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed fifteen (15) days from the time of receipt by a Party of the Dispute Notice.  If the Dispute has not been resolved within fifteen (15) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of Ironwood and Cyclerion shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.  Any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article VII.

Section 7.2.                                 Arbitration.

(a)                                 Claims.  Any Dispute that is not resolved pursuant to Section 7.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”).  One (1) Arbitrator shall be chosen by Ironwood and one (1) Arbitrator shall be chosen by Cyclerion within forty-five (45) of receipt of a Dispute Notice.  The third (3rd) Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Ironwood and the Arbitrator chosen by Cyclerion within fifteen (15) days of the date that the last of such Arbitrators was appointed.  The Arbitrators shall be administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then existing arbitrator rules or procedures regarding commercial or business disputes.  The arbitration shall be held in Boston, Massachusetts.  The Arbitrators shall be instructed by the Parties to complete the arbitration within ninety (90) days after selection of the third (3rd) Arbitrator.

(b)                                 Arbitrators’ Award.  The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with the laws of the Commonwealth of Massachusetts or any other court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement; provided, however, that the limitations described in the foregoing clauses (i) and (ii) shall not apply if such damages are statutorily imposed.

(c)                                  Costs.  Each Party shall bear its own attorney’s fees, costs and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the third (3rd) Arbitrator; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

(d)                                 Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

Section 7.3.                                 Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.

ARTICLE VIII

INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE

Section 8.1.                                 Indemnification by Cyclerion.  Subject to Section 8.5, Cyclerion shall defend, indemnify and hold harmless Ironwood, its Affiliates and each of their respective directors, officers, employees, agents, licensors, successors and assigns (collectively, the “Ironwood Indemnitees”) from any loss, liability or expense incurred in connection with a claim, demand, action, suit or proceeding (a “Claim”), arising from or related to (a) Cyclerion’s breach of any of its obligations, representations or warranties under this Agreement or (b) the gross negligence, willful misconduct or fraud by Cyclerion, its Affiliates, its Representatives or any Permitted Subcontractors; provided, however, that Cyclerion shall have no such obligation with respect to any Claim to the extent that such Claim arises from the gross negligence, willful misconduct or fraud by the Ironwood Indemnitees, or the material breach by Ironwood of any of its obligations under this Agreement.

Section 8.2.                                 Indemnification by Ironwood.  Subject to Section 8.5, Ironwood shall defend, indemnify and hold harmless Cyclerion, its Affiliates and each of their respective directors, officers, employees, agents, licensors, successors and assigns (collectively, the “Cyclerion Indemnitees”) from any loss, liability or expense incurred in connection with a Claim, arising from or related to (a) Ironwood’s breach of any of its obligations, representations or warranties under this Agreement or (b) the gross negligence, willful misconduct or fraud by Ironwood, its Affiliates or its Representatives; provided, however that Ironwood shall have no such obligation with respect to any Claim to the extent that such Claim arises from the gross negligence, willful misconduct or fraud by the Cyclerion Indemnitees, or the material breach by Cyclerion of any of its obligations under this Agreement.

Section 8.3.                                 Indemnification Procedures.  The Party seeking to be indemnified (the “Indemnified Party”) shall provide prompt written notice of a Claim or events likely to give rise to a Claim to the Party with the obligation to indemnify (the “Indemnifying Party”) (in any event within sufficient time so as not to prejudice the defense of such Claim).  The Indemnifying Party shall be given the opportunity at all times to control the defense of the Claim, with the cooperation and assistance of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any Claim with an admission of liability or wrongdoing by the Indemnified Party without such Party’s prior written consent.

Section 8.4.                                 Sole Remedy.  Subject to Section 3.5, indemnification pursuant to this Article VIII represents the Parties’ sole and exclusive remedy under this Agreement, provided that, if Cyclerion commits an error with respect to, incorrectly performs or fails to perform any Service, at Ironwood’s request, without prejudice to any other rights or remedies Ironwood may have, Cyclerion shall use commercially reasonable efforts to correct such error, re-perform such Service or perform such Service, as applicable, at no additional cost to Ironwood.  To the extent the Cyclerion is unable to provide in its entirety a Service because of a delay which excuses performance pursuant to Section 10.5, Cyclerion shall allocate such resources or products as are then currently available to it and necessary for the performance of such Service ratably between Cyclerion for its own account and Ironwood for the performance of such Services hereunder.

Section 8.5.                                 Limitation on Liability.

(a)                                 The aggregate liabilities of Cyclerion under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the aggregate amount of Internal Costs and OOP Service Expenses paid (and not previously paid back as a liability under this Section 8.5(a)) to Cyclerion (or its Affiliates) under this Agreement prior to the date on which Cyclerion’s (or its applicable Affiliate’s or Representative’s) action or inaction giving rise to the applicable liability arises or occurs; provided that if such action or inaction occurs during the first year of the Term, the aggregate liabilities of Cyclerion and its Affiliates related to such action or inaction will not exceed the aggregate amount of Internal Costs and OOP Service Expenses actually paid and payable (and not previously paid back as a liability hereunder) in the first twelve (12) months of the Term.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, Cyclerion will not be liable to Ironwood or any of its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by Cyclerion (including any Affiliates and Permitted Subcontractors, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers.

(c)                                  The limitations in Section 8.5 shall not apply with respect to any liability arising out of, relating to or in connection with (i) any Third Party claim to the extent paid to a Party pursuant to an indemnification obligation to the other Party for such liability under Section 8.1 or Section 8.2, (ii) any breach of Article VI or (iii) the gross negligence, willful misconduct, or fraud of or by the Party to be charged.

Section 8.6.                                 Insurance.  Each Party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions, automobile and general liability insurance (including contractual liability) to protect its own business and property interests; provided that each Party shall be permitted to reasonably self-insure against the liabilities specified in Article VII.

ARTICLE IX

TERM AND TERMINATION

Section 9.1.                                 Term.  This Agreement will commence on the Effective Date and continue for, subject to this Article IX, two (2) years (the “Initial Term”).  This Agreement will automatically renew for subsequent periods of one (1) year each (each a “Renewal Term,” and together with the Initial Term, the “Term”) unless either Party notifies the other at least six (6) months’ prior to the expiration of the then current Initial Term or Renewal Term, as applicable, of its intent not to renew.  Any Service shall commence on its respective effective date and shall terminate upon the completion of such Service and delivery of the Deliverable(s) to be provided for such Service, unless otherwise set forth on the Service Schedule or earlier terminated in accordance with this Article IX.  Notwithstanding the foregoing, if any Service has begun prior to this Agreement’s expiration and remains ongoing at what would otherwise be this Agreement’s expiration, then this Agreement shall not expire and shall continue in full force and effect until Cyclerion’s completion of any unperformed obligations under any such Service only.

Section 9.2.                                 Termination by Ironwood.  Ironwood may terminate this Agreement or any Service at any time and for any reason upon six (6) months’ prior written notice to Cyclerion.

Section 9.3.                                 Effect of Termination or Expiration.  Upon expiration of this Agreement, neither Cyclerion nor Ironwood shall have any further obligations under this Agreement, except that:

(a)                                 Cyclerion shall deliver to Ironwood or, at Ironwood’s option, dispose of, any Materials in its possession or control and all Deliverables developed through termination or expiration;

(b)                                 No later than thirty (30) days after the date of the completed performance of any wind-down instructions from Ironwood, Cyclerion shall provide Ironwood with a final reconciliation containing an itemized accounting of Services performed, expenses incurred and payments received to determine any and all amounts owed to or by each Party.  Ironwood will pay Cyclerion all undisputed fees for Services performed and all permitted reimbursable expenses through the expiration date in accordance with the provisions of this Agreement.  In addition, Ironwood will reimburse Cyclerion for all reasonable, non-cancellable obligations to Third Parties incurred by Cyclerion in the course of its performance of Services and any reasonable costs incurred in connection with performing Ironwood’s wind-down instructions, in each case in accordance with the provisions of this Agreement.  Cyclerion will promptly refund any monies paid in advance by Ironwood for Services not rendered and in excess of any applicable payments owed by Ironwood under this Agreement.  Any net amount owed by either Party will be paid within thirty (30) days following receipt of the itemized accounting;

(c)                                  A Party that has received the other Party’s Confidential Information will promptly return to the Disclosing Party or destroy all Confidential Information and all tangible items relating to such Confidential Information, and all copies thereof in the possession or control of the receiving Party, such Party’s Affiliates, Representatives or any Permitted Subcontractors, provided to the recipient under this Agreement which has been terminated or has expired; provided, however, that the receiving Party of the other Party’s Confidential Information may retain one (1) copy in the separate files of such receiving Party’s legal counsel solely for legal compliance purposes and with respect to electronic copies, the Receiving Party shall (i) be obligated to use only commercially reasonable efforts to remove all active copies and (ii) not be obligated to delete archival copies retained in accordance with its normal procedures, or to remove any hidden or partial copies; provided further, however, that notwithstanding anything to contrary herein, all retained Confidential Information shall continue to be subject to the confidentiality and non-use obligations set forth herein.  Upon the Disclosing Party’s request, an authorized Representative of the receiving Party of the other Party’s Confidential Information shall certify to such receiving Party’s compliance with this Section 9.3(c).

(d)                                 The terms, conditions and obligations under Article III (Representations, Warranties and Covenants by Cyclerion), Article IV (Compensation), Article V (Proprietary Rights), Article VI (Confidentiality), Article VIII (Indemnification; Limitation on Liability; Insurance), Section 9.3 (Effect of Termination or Expiration) and Section 10.11 (Governing Law) will survive any such termination or expiration.

ARTICLE X

MISCELLANEOUS

Section 10.1.                          Complete Agreement; Construction.  This Agreement, including the Appendices, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

Section 10.2.                          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.3.                          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 10.3):

To Ironwood:

Ironwood Pharmaceuticals, Inc.
301 Binney Street
Cambridge, MA 02142
United States
Attn:  General Counsel
Phone:  617-621-7722
Fax:  617-588-0623

To Cyclerion:

Cyclerion Therapeutics, Inc.
301 Binney Street

Cambridge, MA 02142

United States
Attn: Chief Financial Officer

Phone: 857-327-8778
Fax: 617-890-6595

Section 10.4.                          Waivers.  The delay or failure by either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.

Section 10.5.                          Force Majeure.

(a)                                 Neither Party hereto will be liable for delay in performance (other than the payment of money) of its obligations to the extent caused by events which could not have been foreseen and are beyond the reasonable control of the Party affected (an event of “Force Majeure”), including (i) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods, or washouts; (ii) labor shortage or trouble including strikes or injunctions (whether or not within the reasonable control of such Party and provided that the settlement of strikes and other labor disputes shall be entirely within the discretion of the Party experiencing the difficulty); (iii) inability to obtain material, equipment or transportation; (iv) national defense requirements, war, blockades, insurrections, sabotage, terrorism, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (v) any changes in applicable law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that limits or prevents a Party from performing its obligations hereunder or any notice from any such agency of its intention to fine or penalize such Party or otherwise impede or limit such Party’s ability to perform its obligations hereunder.

(b)                                 Cyclerion shall endeavor to provide to Ironwood uninterrupted Services through the Term.  In the event, however, that (i) Cyclerion is wholly or partially prevented from providing a Service or Services either temporarily or permanently by reason of any Force Majeure event, or (ii) the Cyclerion, in the exercise of its reasonable good faith judgment, deems it necessary to suspend delivery of a Service hereunder for purposes of inspection, maintenance, repair, replacement of equipment parts or structures, or similar activities consistent with past practices, Cyclerion shall not be obligated to deliver the affected part of such Service during such periods, and, in the case of the immediately preceding clause (ii), Cyclerion shall cooperate with Ironwood with respect to the timing of such interruption.

Section 10.6.                          Assignment.  Except as provided herein, neither Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent will be void.  Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (a) with respect to Ironwood, (i) to an Affiliate of Ironwood (so long as such Affiliate remains an Affiliate of Ironwood) or (ii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of Ironwood or (b) with respect to Cyclerion, to an Affiliate controlled (as defined in Section 1.1(1)) by Cyclerion (so long as such Affiliate remains controlled by Cyclerion), in each case so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of law or pursuant to the agreement governing such transaction; and further provided, however, that any incremental taxes that result from the assignment or are imposed on the non-assigning Party shall be borne by the assigning Party or its assignee.

Section 10.7.                          Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.

Section 10.8.                          Third Party Beneficiaries.  Except as provided in Article VIII with respect to persons entitled to claim indemnification hereunder, this Agreement is solely for the benefit of the Parties and will not be deemed to confer upon person other than the Parties any remedy, claim, liability, reimbursement, cause of action or other right beyond any that exist without reference to this Agreement.

Section 10.9.                          Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.10.                   Appendices.  The Appendices shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.11.                   Governing Law.  This Agreement will be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without reference to principles of conflicts of laws.

Section 10.12.                   Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13.                   Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “Party” shall mean Ironwood or Cyclerion, as appropriate, and references to “Parties” shall mean Ironwood and Cyclerion; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) Ironwood and Cyclerion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any person includes such person’s successors and permitted assigns.

Section 10.14.                   No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.15.                   Independent Contractor Status.  Cyclerion will be deemed to be an independent contractor to Ironwood.  Nothing contained in this Agreement will create or be deemed to create the relationship of employer and employee between Cyclerion and Ironwood.  The relationship created between Cyclerion and Ironwood pursuant to or by this Agreement is not and will not be one of partnership or joint venture.  No Party to this Agreement will, by reason hereof, be deemed to be a partner or a joint venture of the other Party hereto in the conduct of their respective businesses or the conduct of the activities contemplated by this Agreement.  Except as specifically and explicitly provided in this Agreement, and subject to and in accordance with the provisions hereof, no Party to this Agreement is now, will become, or will be deemed to be a an agent or representative of the other Party.  Except as herein explicitly and specifically provided, neither Party shall have any authority or authorization, of any nature whatsoever, to speak for or bind the other Party to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Halley Gilbert
Name: Halley Gilbert
Title: Senior Vice President

CYCLERION THERAPEUTICS, INC.

By:	/s/ William Huyett
Name: William Huyett
Title: President

[Signature Page to Development Agreement]